Exhibit 10.12

4553 GLENCOE AVENUE, SUITE 300

MARINA DEL REY, CA 90292

July 27, 2016

Abel Avellan

c/o Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Marina Del Rey, CA 90292

Re: Offer of Employment

Dear Abel:

In connection with the acquisition by Global Eagle Entertainment Inc. (the “Company”) of EMC Intermediate, LLC pursuant to the Interest Purchase Agreement, dated as of May 9, 2016, by and among EMC Acquisition Holdings, LLC and the Company (the “Purchase Agreement”), the Company is pleased to offer you employment on the following terms:

1.                                      Position.

(a)                                 Your initial title will be President and Chief Strategy Officer, working in the Company’s Maritime Business Unit, and you will report to the Chief Executive Officer of the Company.

(b)                                 By signing this letter agreement (this “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.  During the Employment Period (as defined below), you shall (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company, as they may be assigned from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”), (ii) perform such duties in a faithful, effective and efficient manner to the best of your abilities, and (iii) hold no other employment, and you shall not engage in any other consulting, directorship or other business activity without the prior written consent of the Chief Executive Officer except as otherwise permitted in Section 1(e) of this Agreement.

(c)                                  You agree to perform your duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable and lawful policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives, and shall at all times carry out such policies, practices and restrictions.  Upon the commencement of your employment, your duties and responsibilities shall include, but not be limited to, those duties and responsibilities set forth on Attachment A to this Agreement; provided, however, such other duties and responsibilities shall be materially consistent with your position and those duties and responsibilities set forth on Attachment A.  You shall perform your duties under this Agreement at the Company’s offices in Miramar, Florida, and shall travel to such other places in the United States and abroad as needed from time to time.

(d)                                 Nothing contained herein shall require you to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

(e)                                  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the Company’s prior written consent; provided, that (i) you may serve as a member of the board of directors or advisory board (or their equivalents, in the case of a non-corporate entity) of not-for-profit charitable organizations, and (ii) you may manage your and your affiliate’s personal financial investments, in each case, solely to the extent such services or activities do not, individually or in the aggregate, interfere with the performance of your duties and responsibilities to the Company and its affiliates or violate any of your obligations under the Restrictive Covenant Agreement (as defined below).  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.  The limitations included in this Section 1(e) and as set forth in Section 1 of this Agreement expressly exclude passive ownership in Trio Connect, LLC, provided that you are not involved in management or day to day operations of Trio Connect, LLC and provided further that Trio Connect, LLC is not conducting any business other than providing triple play services to land-based individuals, unless agreed otherwise by the Chief Executive Officer of the Company.  Further, you may, directly or indirectly, own, solely as an investment, securities of any corporation, partnership, association, estate, trust or any other entity or organization or individual (each, a “Person”) traded on any national securities exchange if neither you nor any of your affiliates is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any outstanding class of securities of such Person, or (ii) invest, directly or indirectly, in any private equity or venture backed fund other than a fund with a focus of satellite communication or mobility entertainment platforms, provided that such investment does not exceed two percent (2%) ownership of such fund.

2.                                      Period of Employment.  Subject to the terms and conditions of this Agreement, your employment with the Company will commence on the closing date of the transactions contemplated by the Purchase Agreement (the “Commencement Date”) and continue until you resign from the Company or your employment with the Company is terminated in accordance with the terms and conditions of this Agreement (the “Employment Period”).

3.                                      Cash Compensation.  The Company will pay you a starting base salary at the rate of US$325,000 per year (“Base Salary”), less applicable withholdings and payroll taxes, payable in accordance with the Company’s standard payroll schedule, but in no event less frequently than monthly.  You and the Company acknowledge and agree that a portion of your Base Salary and the compensation you will receive in connection with the closing of the transactions contemplated by the Purchase Agreement shall constitute consideration for your compliance with the restrictions and covenants set forth in the Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation attached hereto as Attachment B (the “Restrictive Covenant Agreement”).  In addition to the foregoing Base Salary, subject to the achievement of individual and Company performance objectives to be established by the Chief Executive Officer of the Company (or the Board or its Compensation Committee if your compensation is deemed subject to the Board’s or Compensation Committee’s approval from time to time) in consultation with you, you will be eligible for an annual performance bonus with an initial current target bonus of 75% of your Base Salary (the “Annual Bonus”); provided, that final determination of achievement of performance objectives and eligibility for and payment of the Annual Bonus shall be in the sole discretion of the Chief Executive Officer of the Company (or the Board or its Compensation Committee if your compensation is deemed subject to the Board’s or Compensation Committee’s approval from time to time).  The Company reserves the right, but is not required, to adopt a bonus plan, pursuant to the terms of which the Annual Bonus is provided, including a bonus plan that is intended to award performance-based compensation that is exempt from the deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Any earned Annual Bonus shall be paid to you in the calendar year following the calendar year in which the Annual Bonus was earned, but in no event later than April 30 of such calendar year (with the actual date within such period determined by the Company in its sole discretion).

4.                                      Equity Incentive.  On the Commencement Date, you will be granted (i) a non-qualified stock option to purchase 450,000 shares of the Company’s common stock (the “Option Award”), (ii) an award of 275,000 restricted stock units (the “Stock Award”), and (iii) 175,000 shares of restricted stock, which shares of restricted stock shall vest in full and become nonforfeitable as of the Commencement Date.  The exercise price per share of your Option Award will be equal to the fair market value per share on the Commencement Date.  Each of the Option Award and the Stock Award will be subject to the terms and conditions applicable to such awards granted under the Company’s 2016 Inducement and Retention Stock Plan for EMC Employees (effective as of the date hereof as it may be amended from time to time, the “Plan”); provided, however, that such terms and conditions of the Plan shall not be amended to include terms less favorable to you than those terms in place as of the date of this Agreement.  With respect to your Option Award, subject to your continued employment through the applicable vesting dates (except as otherwise provided in this Section 4) and the terms and conditions of the Plan and the applicable award agreement, 33.333% of your option shares will vest 12 months after the Commencement Date, and the balance will vest in equal monthly installments over the following 24 months.  Subject to your continued employment through the applicable vesting dates (except as otherwise provided in this Section 4) and the terms and conditions of the Plan and the applicable award agreement, your Stock Award will vest in equal annual installments on the first, second and third anniversaries of the Commencement Date.  In the event of a Change of Control (as defined in the Plan) prior to the one (1) year anniversary of this Agreement, all of the outstanding unvested options subject to your Option Award and all outstanding and unvested restricted stock units subject to your Stock Award shall immediately and automatically vest upon the earlier to occur of (i) the termination of your employment by the Company without Cause or by you for Good Reason (each as defined below) and (ii) the one (1) year anniversary of this Agreement. In addition, in the event of (i) a Change of Control on or following the one (1) year anniversary of this Agreement, or (ii) the termination of your employment by the Company without Cause or by you for Good Reason, all of the outstanding unvested options subject to your Option Award and all outstanding unvested restricted stock units subject to your Stock Award shall immediately and automatically vest in the case of subpart (i) as of the date of the Change of Control and in the case of subpart (ii) as of the date of your termination; provided, however, that in the case of subpart (ii) only (other than any such termination of employment that occurs in connection with a Change of Control), such vesting of your Stock Award and Option Award shall be subject to your timely execution and delivery, and non-revocation, of the general release described in Section 10(c) below (the “General Release”).

5.                                      Employee Benefits.  You will be entitled to participate in customary employee benefit plans and programs made generally available by the Company to its senior executives, as such employee benefit plans may be amended from time to time, to the full extent of your eligibility. Details of these benefits will be provided to you under separate cover. At present, the Company offers medical, dental, vision, and 401(k) plans. You will also be entitled to participate in the Company’s paid time off policy. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time in accordance with the terms thereof and applicable law.

6.                                      Expense Reimbursement. The Company will reimburse you for all business travel expenses and other out-of-pocket expenses reasonably incurred by you in the performance of your services hereunder in accordance with the Company’s expense reimbursement policies, as they may be in effect from time to time.

7.                                      Employment Relationship.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause.

8.                                      [Reserved.]

9.                                      Restrictive Covenant Agreement.  As a condition of your employment with the Company, concurrently with this Agreement, you are required to enter into the Restrictive Covenant Agreement, a copy of which is attached hereto as Attachment B.

10.                               Termination of Employment.  Upon the termination of your employment for any reason, the Company shall have no further obligation to make or provide to you, and you shall have no further right to receive or obtain from the Company, any payments or benefits, except as follows:

(a)                                 Payments Upon Termination for Any Reason.  If your employment with the Company is terminated by the Company or by you for any reason (including death or disability in accordance with Section 10(g)) during the Employment Period, within thirty

(30) days following the effective date of your termination of employment (the “Separation Date”), the Company shall pay to you (i) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused paid time off payable in accordance with the Company’s paid time off policy then in effect or applicable law) on or before the Separation Date, (ii) any reimbursement due to you pursuant to Section 6 for expenses incurred on or before the Separation Date, and (iii) any accrued benefits owed to you as of the Separation Date in accordance with the Company’s then-current benefit plans in effect in which you were participating as of the Separation Date, including, without limitation, any vested Option Awards and/or Stock Awards.  You agree that the payments and benefits contemplated by this Section 10(a) shall constitute the exclusive and sole remedy for any termination of your employment with Cause or under Sections 10(f) or 10(g); provided, however, that the payments and benefits contemplated by this Section 10(a) shall not operate as a waiver of any of your rights under this Agreement.

(b)                                 Payments Upon Termination Without Cause or For Good Reason.  If your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below) during the Employment Period, then, in addition to the amounts payable under Section 10(a), subject to your timely execution and delivery, and non-revocation, of the General Release and your continued compliance with the terms of this Agreement and the Restrictive Covenant Agreement, you will be entitled to (i) any earned but unpaid Annual Bonus for any completed fiscal year of the Company that ends on or before the Separation Date, payable in the form and at the time bonuses are paid to the Company’s senior executives generally for such completed fiscal year in the calendar year following the calendar year in which the Annual Bonus was earned, but in no event later than April 30 of such calendar year (with the actual date within such period determined by the Company in its sole discretion), (ii) continued payment of your then current Base Salary for a period of twelve (12) months after the Separation Date, payable in accordance with the Company’s normal payroll practices beginning on the first payroll date following the expiration of the revocation period under the General Release, and (iii) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group medical insurance plans in which you and your eligible dependents participated immediately prior to the Separation Date, payment of the portion of your monthly premiums for continued medical coverage for you and your eligible dependents under COBRA equal to the excess of the COBRA rate (or equivalent rate) under such group medical insurance plan over the monthly amount you paid for such coverage immediately prior to the Separation Date until the earlier of (x) twelve (12) months from the Separation Date or (y) you otherwise become ineligible for COBRA; provided, however, that the Company may modify the benefits contemplated by this Section 10(b) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) and without impairing the economic benefit to you.  Notwithstanding the foregoing, if the payments described in this Section 10(b) are subject to Section 409A (as defined in Section 13(a)) and the timing of your execution and delivery of the General Release could affect the calendar year in which any amount of such payments is made because the Separation Date occurred toward the end of a calendar year, then no portion of the payments in this Section 10(b) shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs.  Except with respect to your right to immediate and automatic vesting of all unvested options and restricted stock units in the event of the termination of your employment with the Company without Cause or by you for Good Reason, as provided for in Section 4 of this Agreement, and your right to enforce the terms of this Agreement, you agree that the payments and benefits contemplated by this Section 10(b) shall constitute the exclusive and sole remedy for any termination of your employment by the Company without Cause or by you for Good Reason, and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to your termination of employment in either such event.

(c)                                  Definition of Cause.  For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the willful commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other willful conduct, even if not in conjunction with your duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its subsidiaries material public disgrace, disrepute or economic harm, (iv) repeated failure to perform your duties as reasonably and lawfully directed by the Board, Company’s principal executive officer, and/or the Company, (v) gross negligence or willful misconduct with respect to the Company or affiliates or in the performance of your duties hereunder, (vi) obtaining any personal profit not disclosed to and approved by the Board and/or the Company in connection with any transaction entered into by, or on behalf of, the Company or any of its subsidiaries or affiliates, (vii) materially violating any of the terms of the Company’s, its subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured by you to the Board’s or the Company’s Chief Executive Officer’s satisfaction within fifteen (15) days after written notice thereof to you, or (viii) breach of any material provision of the Restrictive Covenant Agreement or any material term of this Agreement which, if curable, is not cured by you to the Board’s or the Company’s Chief Executive Officer’s satisfaction within fifteen (15) days after written notice thereof to you.  No termination of your employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the notice and cure provisions of this Section shall first have been complied with.  You shall be given written notice by the Board or the Company’s Chief Executive Officer, with such notice stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based.  For purposes hereof, no act or omission shall be deemed to be “willful” if such act or omission was taken (or omitted) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or if such act or omission resulted from your physical or mental incapacity.  Nothing herein, however, shall preclude you from seeking injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

(d)                                 Definition of Good Reason.  For purposes of this Agreement, “Good Reason” will mean (i) without your prior written consent, the assignment to you of duties materially inconsistent with your position as set forth in Section 1 of this Agreement; provided, that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by you if prior thereto you had not exercised your right to resign for “Good Reason”), (y) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith and that is remedied promptly after your written notice thereof to the Company, and (z) shall not constitute “Good Reason” if you shall have consented in writing to the performance thereof, (ii) any breach of a material term of this Agreement by the Company, which breach is not cured within thirty (30) days following written notice to the Company of such breach, (iii) the Company requiring you, without your prior written consent, to be permanently based at any office located more than thirty (30) miles from the Company’s office located in Miramar, Florida, excluding travel reasonably required in the performance of your duties hereunder and travel consistent with your activities prior to the date hereof, (iv) without your prior written consent, a  more than 20% reduction by the Company in your Base Salary or more than 20% reduction by the Company in your target Annual Bonus opportunity, in each case, as in effect immediately prior to such reduction, or (v) without your prior written consent, a material diminution of your duties or responsibilities as set forth on Attachment A to this Agreement.

(e)                                  General Release.  Notwithstanding anything to the contrary in this Agreement, as a condition precedent to any obligation of the Company to make payments to you pursuant to (i) Section 10(b) and, (ii) solely in the event of your termination of employment by the Company without Cause or your resignation for Good Reason (other than any such termination of employment that occurs in connection with a Change of Control), Section 4, you shall be required to deliver to the Company a valid, executed General Release in the form attached as Attachment C, and shall not revoke such General Release prior to the expiration of any revocation rights afforded to you by applicable law.  The Company shall provide you with the General Release on or prior to the Separation Date, and you must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which you will forfeit all rights to any payments described in Section 10(b) and, solely in the event of your termination of employment by the Company without Cause or your resignation for Good Reason, Section 4.

(f)                                   Voluntary Termination by You Without Good Reason. You may voluntarily terminate your employment hereunder without Good Reason upon not less than sixty (60) days’ prior written notice to the Company.

(g)                                  Death or Disability. Your employment and this Agreement shall automatically terminate upon your death or mental or physical disability (considering reasonable accommodation) or incapacity (as determined by a physician selected by the Company in its good faith judgment) for one hundred twenty (120) consecutive days or one hundred eighty (180) days out of any three hundred sixty (360) day period.

11.                               Indemnification.  You will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on terms that are the same or substantially similar to those applicable to other similarly-situated executives of the Company; provided, that the Company shall obtain and maintain such insurance coverage that is usual and customary based on industry standards consistent with similarly situated companies.  In addition, you will be entitled to indemnification by the Company on terms that are the same or substantially similar to those applicable to other similarly-situated executives of the Company pursuant to the Company’s standard form of indemnification agreement.

12.                               Clawback.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company or any of its subsidiaries that is tied to the financial performance of the Company shall be subject to such recovery or deductions as may be required under any law, government regulation, stock exchange listing requirement or as determined by the Board pursuant to such law, government regulation, or stock exchange listing requirement.  For the avoidance of doubt, the Option Award and Stock Award shall not be subject to clawback under this Agreement, including, without limitation, this Section 12.

13.                               Section 409A.

(a)                                 It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code and the regulations, rules and other guidance promulgated thereunder (“Section 409A”) to the fullest extent permissible under applicable law; provided, that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on you under Section 409A or any damages for failing to comply with Section 409A.

(b)                                 If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, you shall not be entitled to any payment or benefit pursuant to Section 10(b) until the earlier of (A) the date which is six (6) months after your separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of your death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to you upon or in the six (6) month period following your separation from service that are not so paid by reason of this Section 13(b) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after your separation from service (provided that in the event of your death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of your death).

(c)                                  Any reimbursement payment or in-kind benefit due to you pursuant to Section 6, to the extent that such reimbursements or in-kind benefits are taxable to you, shall be paid on or before the last day of your taxable year following the taxable year in which the related expense was incurred. You agree to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 6 are not subject to liquidation or exchange for another benefit and the amount of such benefits that you receive in one taxable year shall not affect the amount of such reimbursements or benefits that you receive in any other taxable year.

(d)                                 For purposes of Section 409A, your right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

14.                               Section 280G. Notwithstanding anything in this Agreement or any other agreement between you and the Company or any of its subsidiaries or affiliates to the contrary, in the event that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations, rules and other guidance promulgated thereunder (“Section 280G”) relating to “parachute payments” (as defined in Section 280G) shall be applicable to any payment or benefit received or to be received by you from the Company or its affiliates or successors in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G (collectively, “280G Payments”), then a calculation shall be made comparing (1) the Net Benefit (as defined below) to you of the 280G Payments after payment of the excise tax imposed by Section 4999 of the Code to (2) the Net Benefit to you if the 280G Payments are reduced to the minimum extent necessary to ensure that no portion of such 280G Payments is subject to such excise tax, and if the resulting amount under (1) above is less than the resulting amount under (2) above, then the 280G Payments shall be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to such excise tax. For purposes of the immediately preceding sentence, “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes.

15.                               Withholding Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law; provided however, that with respect to the equity awards and/or grants described in greater detail in Section 4 of this Agreement, you shall have the option, at your election, to remit, in cash, any applicable withholding and payroll taxes to the Company and, upon such payment, shall be entitled to receive your applicable equity awards and/or grants hereunder in full.

16.                               Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice of law provisions or principles thereof.

17.                               Arbitration.  Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Broward County, Florida, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.  The Company shall be solely responsible for all costs of the arbitration other than the amount of the then-current filing fee charged by the American Arbitration Association for filing a Statement of Claim.  That amount of that filing fee shall be borne by me and applied to any fee that the arbitrator shall impose.  Each party shall be responsible for paying its own other costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the second to last sentence of this provision.  I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs.  Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

18.                               Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction (solely in the case of either party seeking equitable or injunctive relief) or arbitrator to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

19.                               Survival.  Sections 4 and 10 through 25 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

20.                               Waiver.  No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

21.                               Successors and Assigns. This Agreement can be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns.  No right, obligation or duty of this Agreement may be assigned by you without the prior written consent of the Company.

22.                               Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Global Eagle Entertainment Inc.
4553 Glencoe Avenue, Suite 300
Marina del Rey, CA 90292
Attention:	Stephen Ballas, General Counsel
Email:	stephen.ballas@geemedia.com
Telephone:	(310) 740-8618

With a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
Attention:	Joel L. Rubinstein
Email:	jrubinstein@winston.com
Telephone:	(212) 294-5336

If to you, to the address most recently on file in the payroll records of the Company, with a copy (which shall not constitute notice) to:
Akerman LLP
777 South Flagler Drive
Suite 1100 West Tower
West Palm Beach, FL 33401
Attention:	Eric A. Gordon
Email:	eric.gordon@akerman.com
Telephone:	(561) 671-3651

23.                               Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You agree and acknowledge that you have read and understand this Agreement, you are entering into it freely and voluntarily, and you have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.

24.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

25.                               Entire Agreement.  This Agreement and the Restrictive Covenant Agreement sets forth the entire agreement and understanding between the Company and you relating to the subject matter herein and supersedes all prior agreements with the Company and any of its subsidiaries (including, without limitation, the Executive Employment Agreement between you and Emerging Markets Communications, LLC (which shall be deemed terminated as of the Commencement Date) and the Confidential Term Sheet entered into between you and the Company relating to your employment, dated as of May 9, 2016), whether written or oral, that directly or indirectly bear upon the subject matter hereof; provided, however, that this Agreement shall not supersede either party’s obligations to which each party has agreed as set forth in the Purchase Agreement, which obligations shall continue in full force and effect.  No modification of or amendment to this Agreement, nor any waiver or any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this Agreement and the enclosed Restrictive Covenant Agreement and returning them to the undersigned.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ David M. Davis

Printed Name:	David M. Davis

Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Abel Avellan
Abel Avellan

Dated:	July 27, 2016

Attachments

Attachment A: Duties and Responsibilities

Attachment B: Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation

Exhibit A to Attachment B: Designated Individuals

Attachment C: Form of General Release

Attachment A

GLOBAL EAGLE ENTERTAINMENT INC.

DUTIES AND RESPONSIBILITIES (NOT EXCLUSIVE)

1)             Leadership and direction of the Company’s Maritime Business Unit with responsibility for commercial and network operations, engineering and service delivery.

a.              Specific vertical markets under the Maritime Business Unit include Cruise & Ferry, Yacht, Commercial Shipping, Oil & Gas, NGO, Cellular/Telco services.

b.              Aviation-related activities (including private jets and airlines) will transition to the Company’s Aviation Business Unit.

2)             Leadership of the development of the connectivity and network strategy of the Company, and leadership of the Integration Committee with Company executives to develop priorities and sequence integration of Emerging Markets Communications into the Company (the “Integration Plan”).

a.              Integration Plan to be coordinated with the Company’s Aviation Business Unit.

b.              Integration Plan will prioritize network provisioning, network operations, and overall connectivity organization.

Attachment B

GLOBAL EAGLE ENTERTAINMENT INC.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING

CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Inc. (“Global Eagle”) following its acquisition of EMC Intermediate, LLC (“EMC”) pursuant to the Interest Purchase Agreement, dated as of May 9, 2016, by and among EMC Acquisition Holdings, LLC and Global Eagle (the “Purchase Agreement”), and my receipt of the salary and other compensation to be paid to me by Global Eagle following the closing of the transactions contemplated by the Purchase Agreement, I, the undersigned employee, do hereby agree to the following (this “Restrictive Covenant Agreement”):

1.  CERTAIN DEFINITIONS

As used in this Restrictive Covenant Agreement:

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person from time to time. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Companies” means, collectively, Global Eagle and all of its direct and indirect Affiliates and Subsidiaries from time to time, including EMC and each successor in interest to any such Affiliates and Subsidiaries.

“Business” means the business of (i) providing internet connectivity to ships, cruise lines, yachts, related maritime users and aircraft, (ii) providing internet connectivity to communications users, (iii) providing any other products or services that Global Eagle or any other Affiliated Company provides or provided at any time during the twelve (12) months prior to the consummation of the transactions contemplated by the Purchase Agreement, and (iv) providing any other products or services that Global Eagle or any other Affiliated Company provides or provided at any time during the period of my employment with Global Eagle, including, without limitation, research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content, content logistics and processing, and components and materials for providing mobility broadband internet, video and voice services.

“Person” means an individual, corporation, partnership, association, estate, trust or any other entity or organization.

“Restricted Activities” means any business that competes with the Business.

“Restricted Area” means any geographic area in which any of the Affiliated Companies actively conducts the Business at any time during the period of my employment with Global Eagle.

“Restricted Period” means the period of my employment with Global Eagle and twelve (12) months following the termination thereof for any reason.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is from time to time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is from time to time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

2. PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS

The success of Global Eagle along with the other Affiliated Companies depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business, and to which employees may acquire knowledge or have access to during the course of their employment by the Affiliated Companies. All such information is hereinafter collectively referred to as “Proprietary Information.”  Proprietary Information shall be broadly defined.  It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in the Business or in which it contemplates engaging.  Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of the Affiliated Companies, whether or not such information is identified as confidential or proprietary information by the Affiliated Companies.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with the Affiliated Companies or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Affiliated Companies without fault on my part.  I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.

The success of the Affiliated Companies also depends upon the timely disclosure of inventions made by the Affiliated Companies employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.                                    PREVIOUS EMPLOYMENT

I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I

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acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any.

B.                                    PROPRIETARY INFORMATION

I shall use my best efforts to exercise utmost diligence to protect and guard the Proprietary Information of the Affiliated Companies. Neither during my employment by Global Eagle nor thereafter for a period of three (3) years shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Affiliated Companies except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action.  Except in connection with the performance of my duties and responsibilities as provided for in my Employment Letter Agreement, I agree not to remove any materials relating to the work performed at the Affiliated Companies without the prior written permission of the Board of Directors or Chief Executive Officer of Global Eagle. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me.  Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom the Affiliated Companies has a business relationship, learned or acquired by me during the course of my employment by the Affiliated Companies. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason for a period of three (3) years. Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (i) prohibit the employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification to or prior approval by the Affiliated Companies of any reporting described in clause (i).

C.                                    COPYRIGHT & MASK WORKS

All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Affiliated Companies.

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D.                                    INVENTIONS

With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment by the Affiliated Companies (hereinafter referred to as “Inventions”) shall be the sole and exclusive property of the Affiliated Companies, their successors, assigns, designees, or other legal representatives (“Affiliated Company Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to the Affiliated Companies all of my right, title and interest in such Inventions.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment.  These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Affiliated Companies.  The records will remain the sole property of the Affiliated Companies at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)                                 Communicate to Global Eagle any facts known by me respecting the Inventions;

(b)                                 do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Affiliated Companies, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Affiliated Companies and Affiliated Company Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)                                  generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An “EXEMPT” invention is one which:

(d)                                 was developed entirely on my own time without using the equipment, supplies, facilities, or trade secret information of the Affiliated Companies;

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(e)                                  does not relate at the time of conception or reduction to practice of the invention to the Business, or to its actual or demonstrably anticipated research or development; and

(f)                                   does not result from any work performed by me for the Affiliated Companies.

Inventions which I consider to be “EXEMPT” but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle for a period of three (3) years.  If I am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Affiliated Companies as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Restrictive Covenant Agreement.

3.  NON-COMPETITION AND NON-SOLICITATION

I acknowledge that Global Eagle has made and continues to make a substantial investment in time, money, effort, goodwill and other resources in the business of Global Eagle, including EMC and the other Affiliated Companies, and in my employment with Global Eagle.  I acknowledge and agree that Global Eagle and the Affiliated Companies are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Affiliated Companies. I also acknowledge that the nature of the business of the Affiliated Companies is such that the on-going relationship among each member of the Affiliated Companies and their respective employees, clients and customers is material and has a significant effect on the ability of the Affiliated Companies to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

A.                                    NON-COMPETITION

During the Restricted Period, I, on behalf of myself and my Affiliates, shall not, and shall cause each of my Affiliates not to, directly or indirectly, in any manner (whether on my or its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) engage in the Restricted Activities in the Restricted Area or (ii) be employed by, invest in, have any ownership interest in, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), act as lender to, render services

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to (as an employee, director, officer, member, principal, licensor, trustee, broker, agent, shareholder, partner, equityholder or in any other capacity), operate, assist, represent, advise or otherwise provide support to, any Person that engages in or plans to engage in the Restricted Activity in the Restricted Area; provided, however, that I shall not be deemed in violation of this non-competition covenant by passive ownership in Trio Connect, LLC provided that I am not involved in management or day to day operations of Trio Connect, LLC and provided further that Trio Connect LLC is not conducting any business other than providing triple play services to land-based individuals. Notwithstanding the foregoing, I and my Affiliates may, directly or indirectly, (i) own, solely as an investment, securities of any Person traded on any national securities exchange if neither I nor any of my Affiliates is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any outstanding class of securities of such Person, or (ii) invest, directly or indirectly, in any private equity or venture backed fund other than a fund with a focus of satellite communication or mobility entertainment platforms, provided that such investment does not exceed two percent (2%) ownership of such fund.

Except as otherwise permitted in this Restrictive Covenant Agreement, during the Restricted Period, I shall not (i) enter into employment, consultancy, association or affiliation with any Person engaged in or intending to be engaged in the Restricted Activity if any individual listed on Exhibit A hereto (the “Designated Individuals”) has become employed by, associated or affiliated with, or a consultant of such Person during the twelve (12) month period preceding my termination of employment with Global Eagle (the “Twelve Month Prior Period”); or (ii) continue employment, consultancy, association or affiliation with any Person engaged in or intending to be engaged in the Restricted Activity if any of the Designated Individuals becomes employed by, associated or affiliated with, or a consultant of such Person during the Twelve Month Prior Period.  I acknowledge and agree that it is the intention of the parties to prevent the irreparable harm to Affiliated Companies that would occur from the pooling of information that two or more Designated Individuals can provide to a Person engaged in or intending to be engaged in the Restricted Activity or the misuse of Proprietary Information.

B.                                    NON-SOLICITATION AND NON-INTERFERENCE

During the Restricted Period, I, on behalf of myself and my Affiliates, shall not, and shall cause each of my Affiliates not to, directly or indirectly, in any manner (whether on my or its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) cause, induce, call upon, solicit, request, advise or encourage any Person that is or, at any time during the Twelve Month Prior Period, an actual or prospective consultant, licensor, supplier or vendor of the Business or any other Person who has any business relationship with the Business or any Affiliated Company to terminate, modify or otherwise curtail or impair any such actual or prospective relationship with the Business, (ii) cause, induce, call upon, solicit, request, advise, encourage or provide services to any Person that is or, at any time during the Twelve Month Prior Period, an actual or prospective customer of the Business or any Affiliated Company with the intent of selling or attempting to sell any products or services similar to those offered by the Business, (iii) cause, induce, call upon, solicit, request, advise, recruit, encourage any Person currently, or formerly within the last

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twelve (12) months of my employment with Global Eagle, employed by, or providing consulting services, to any Affiliated Company (each, an “Employee”) to leave the employment or engagement of any Affiliated Company, provided, however, that you shall not be deemed to have solicited any such Person in violation of this Agreement if you, directly or indirectly, place or assist another Person in placing an advertisement seeking employment or consulting candidates in a publication, including an internet publication, generally available to the public so long as such advertisement is  not specifically targeted at employees or consultants of Global Eagle or any other Affiliated Company and is not for a business engaging in Restricted Activities, (iv) hire, employ or otherwise engage, or enter into any business relationship with, any Employee who is or, at any time during the Twelve Month Prior Period, employed or engaged by any of the Affiliated Companies or (v) otherwise in any way interfere with, influence or alter any Affiliated Company’s relationship with any actual Employee or consultant or actual or prospective customer, sales representative, broker, licensor, supplier, vendor or other business relation of the Business or any Affiliated Company, employed by, engaged with or in a business relationship with Global Eagle or any other Affiliated Company as of the termination of my employment with Global Eagle or at any time during the Twelve Month Prior Period or any of the Affiliated Companies, including by making any negative or disparaging statements or communications regarding any Affiliated Company or any of its respective operations, officers, directors, managers or investors.

4. ENFORCEMENT

The parties hereby agree that, in the event of breach of this Restrictive Covenant Agreement by me or any of my Affiliates (collectively, the “Restrictive Covenants”), damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Restrictive Covenant Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have under applicable law or pursuant to the Employment Letter Agreement between the parties hereto, dated as of the date hereto (the “Employment Letter Agreement”) (including, but not limited to, the withholding or recovery of amounts paid under Section 10(b) of the Employment Letter Agreement), each of Global Eagle and the other Affiliated Companies shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. Each of the parties, on its own behalf and on behalf of each of their respective Affiliates, hereby waives any and all defenses it or any of their respective Affiliates may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The Restricted Period under Sections 3(A) and 3(B) shall be extended by the number of days in which I am or my Affiliate is in violation or breach of this Restrictive Covenant Agreement. The covenants in this Restrictive Covenant Agreement are independent, and the existence of any claim or cause of action I or any of my Affiliates may have against Global Eagle or the other Affiliated Companies under any other agreement shall not constitute a defense to the enforcement of this Restrictive Covenant Agreement by Global Eagle and the other Affiliated Companies.

5. ARBITRATION

Any and all claims or controversies arising out of or relating to this Restrictive Covenant Agreement hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single

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arbitrator in Broward County, Florida, in accordance with then-current rules of the American Arbitration Association applicable to employment and related disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.  Global Eagle shall be solely responsible for all costs of the arbitration other than the amount of the then-current filing fee charged by the American Arbitration Association for filing a Statement of Claim.  That amount of that filing fee shall be borne by me and applied to any fee that the arbitrator shall impose.  Each party shall be responsible for paying its own other costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the second to last sentence of this provision.  I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs. Notwithstanding and in addition to the foregoing, either party may seek injunctive or equitable relief to enforce the terms of this Restrictive Covenant Agreement in any court of competent jurisdiction.

5.  GENERAL PROVISIONS

A.                                    This Restrictive Covenant Agreement will be governed by the laws of the State of Florida.

B.                                    The effectiveness of this Restrictive Covenant Agreement is conditioned upon the closing of the transactions contemplated by the Purchase Agreement, and this Restrictive Covenant Agreement shall be void and of no further force or effect if the closing of the transactions contemplated by the Purchase Agreement does not occur.

C.                                    Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Restrictive Covenant Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Restrictive Covenant Agreement shall remain in full force and effect.  This Restrictive Covenant Agreement may not be assigned by me without the prior written consent of Global Eagle.  Subject to the foregoing sentence, this Restrictive Covenant Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

D.                                    The provisions of this Restrictive Covenant Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and

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enforceable.  In the event that any provision of this Restrictive Covenant Agreement is deemed unenforceable, Global Eagle and I agree that a court (solely in the case of either party seeking equitable or injunctive relief) or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law.  Global Eagle and I agree that each desires the court (solely in the case of either party seeking equitable or injunctive relief) or arbitrator to reform such provision, and therefore agree that the court (solely in the case of either party seeking equitable or injunctive relief) or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court (solely in the case of either party seeking equitable or injunctive relief) or arbitrator.

E.                                     I have had the opportunity to review this Restrictive Covenant Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Restrictive Covenant Agreement prior to my execution of this Restrictive Covenant Agreement. I agree to execute any proper oath or verify any proper document reasonably required to carry out the terms of this Restrictive Covenant Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not knowingly enter into any oral or written agreements in conflict herewith.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Restrictive Covenant Agreement as of the date of execution of the Employment Letter Agreement by the parties hereto.

Abel Avellan

Signature:	/s/ Abel Avellan	Date:	July 27, 2016

Global Eagle Entertainment Inc.

By:	/s/ David M. Davis

Name:	David M. Davis

Title:	Chief Executive Officer

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Exhibit A to Restrictive Covenant Agreement

DESIGNATED INDIVIDUALS

Chris Rivera

Thomas Eugene Severson, Jr.

William Madden

Saulo Salvador

Jeffrey Kietzmann

Federico Fawzi

Michael Pirie

Gilles Gillesen

Clemens Wolbers

Jan Erik Kjaer

Chris Ivory

Hadassa Lutz

Senior Vice President of Yachts

Attachment C

GLOBAL EAGLE ENTERTAINMENT INC.

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Release”) is to confirm that the undersigned’s at-will employment with Global Eagle Entertainment Inc. (the “Company”) is terminated effective as of       ,       (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“Executive”) hereby resigns from all offices he holds with the Company and any of its subsidiaries. Together, Executive and the Company are referred to, individually, as a “party” and, collectively, as the “parties.”

Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.

Consistent with the provisions of that certain Employment Letter Agreement by and between you and the Company dated as of July 27, 2016 (the “Employment Letter Agreement”), the Company will provide you with severance pay pursuant to the terms of the Employment Letter Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Employment Letter Agreement, you hereby agree as follows:

1.             Release.  Executive, for himself and his heirs, successors and assigns, does hereby waive, release, acquit and forever discharge the Company and each of its current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans, and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns (each a “Company Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “Claims”), of whatever nature, whether known or unknown, which exist or may exist on Executive’s behalf against each Company Released Party as of the date of this Release, including but not limited to any and all Claims arising out of or relating to the offer of employment to Executive, Executive’s employment with the Company, or the termination of that employment. Executive understands and agree that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him under any employment-related cause of action, including without limitation, any and all claims under his Employment Letter Agreement, tort claims, contract claims, fiduciary duty claims, wage claims, bonus claims, commission claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, California Labor Code claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering employment, conditions of employment (including wage and hour laws) and/or discrimination in employment, including but not limited to, all as amended, the United States Constitution, the Constitution of the State of California or Florida, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income

Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, all Florida employment, whistleblower, human rights, labor and wage laws, and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, family care leave, marital status, sex, sexual orientation, age and any harassment or retaliation.

Notwithstanding the foregoing, Executive is not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”):  (a) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter or bylaws of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any claims arising from the breach of this Release; or (d) any rights or claims related to the equity compensation described in Section 4 of the Employment Letter Agreement or any other equity compensation provided by the Company to Executive.

Nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor or any other federal, state or local administrative agency, except that Executive hereby waives any right to any monetary benefits in connection with any such claim, charge or proceeding.  Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any Claims Executive has or might have against any Company Released Party.

2.             Waiver Of Unknown Claims.  Each party acknowledges that he or it may hereafter discover claims or facts in addition to or different from those that he or it now knows or believes to exist with respect to the subject matter of the releases contained in this Release and which, if known or suspected at the time of executing this Release, might have materially affected him or its release or its decision to enter into this Release.  Nevertheless, each party waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.  In that regard, the parties agree that the releases set forth in this section shall be and remain in effect in all respects as complete general releases as to the matters released.

3.             Acknowledgement of Waiver of Claims Under ADEA.  Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this Release is knowing and voluntary.  Executive acknowledges that the consideration given for this Release and the general release set forth herein is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that:

a)            Executive has consulted with an attorney prior to executing this Release;

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b)                                     Executive has up to [twenty-one (21)](1) days within which to consider this Release and seven (7) days following his execution of this Release to revoke it as set forth in Section 10;

c)             this Release shall not be effective until the revocation period has expired; and

d)                                     nothing in this Release precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4.             Ownership of Claims.  Executive represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein.  Executive further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which Executive may have against the Company.

5.             Confidentiality.  Executive understands and agrees that this Release, and the matters discussed in negotiating its terms, are entirely confidential.  It is therefore expressly understood and agreed by Executive that he will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Release to any person, organization or other entity, except to his immediate family members and professional representatives, all of whom shall be informed of and agree to be bound by this confidentiality clause (unless already bound by an equivalent obligation of confidentiality) before any such disclosure.  In addition, the parties agree that Executive may disclose this Release to the appropriate state or federal agency.

6.             Cooperation in Litigation.  Executive agrees that for a period of three (3) years from the termination of Executive’s employment with the Company for any reason, he will (i) provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, and other proceedings or claims involving the Company relating to the period of Executive’s employment with the Company (“Company Litigation”); (ii) make himself available to the Company on reasonable notice and without the need for issuance of any subpoena or similar process to testify in any Company Litigation; (iii) refrain from providing any information related to any Company Litigation or potential Company Litigation to any non-Company representative until he shall (A) have first obtained written consent of the Company or (B) be required to provide such information pursuant to legal process; and (iv) if required by legal process to provide sworn testimony in any Company Litigation, consult with and permit Company-designated legal counsel to be present for such testimony, to the extent by legal process, the costs of such designated counsel to be solely the responsibility of the Company. If sworn testimony of Executive is required by legal process in any Company Litigation, Executive shall confine his

(1)  Change to forty-five (45) days in the event of a mass layoff.

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testimony to items about which he has knowledge, rather than speculation or opinion testimony, unless otherwise directed by legal process.  The parties hereto agree that the provisions of this paragraph are not applicable to any proceeding involving any alleged breach of this Release.  The Company will reimburse Executive for all reasonable business and legal expenses incurred by Executive in connection with such cooperation or in assisting the Company under this provision including but not limited to non-testimonial activities, including investigations, trial preparation and document reviews.

7.             Termination of Agreements; Survival of Certain Obligations.  This Release and the Employment Letter Agreement constitute the entire agreement between the parties about or relating to Executive’s termination of employment with the Company, or the Company’s obligations to Executive with respect to his termination of employment and fully supersedes any and all prior agreements or understandings between the parties; provided, that for the avoidance of doubt, the parties hereto agree that (i) Executive’s post-employment obligations set forth in that certain Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation, dated July 27, 2016, (ii) the Company’s obligations under that certain Indemnification Agreement dated as of July 27, 2016 which are intended to survive the termination thereof, (iii) any obligations of the parties under that certain Employment Letter Agreement which are intended to survive the termination thereof and the execution of this Release, and (iv) his obligations to which he agreed as set forth in the Interest Purchase Agreement, dated as of May 9, 2016, by and among EMC Acquisition Holdings, LLC and the Company are, in each case, expressly incorporated by reference herein and survive Employee’s termination of employment.

8.             Voluntary Execution.  Executive hereby acknowledges that he has read and understands this Release and that he signs this Release voluntarily and without coercion.  Executive further acknowledges that he has been advised by the Company to obtain independent legal advice regarding the matters contained in this Release.  Executive further acknowledges that the waivers he has made in this Release are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.

9.             Severability.  Executive agrees that if any provision of the release given by him under this Release is found to be unenforceable or illegal, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

10.          Time Periods.  Executive acknowledges that he has been given [twenty- one (21) days](2) to consider this Agreement.  If Executive elects to sign this Agreement before that time period expires, Executive will do so knowingly and voluntarily.  Executive understands that he has up to seven (7) days after executing and delivering this Agreement to rescind this agreement by notifying [APPROPRIATE COMPANY CONTACT] of this fact in writing within

(2)  Change to forty-five (45) days in the event of a mass layoff.

4

the seven (7) day period.  The effective date of this Agreement will be at the end of the seven (7) day period if no revocation has been received.

11.          Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, and performance or otherwise by the laws of the State of Florida.

12.          Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

13.          Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute the original agreement. This Agreement may also be executed by facsimile signature.

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Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney. You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it, except as otherwise provided in this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release on the date first written above.

EMPLOYEE

ABEL AVELLAN

Signature:

Dated:

COMPANY

GLOBAL EAGLE ENTERTAINMENT INC.

By:

Name:

Title:

Dated: